Xerox Corporation Savings Plan
Financial Statements and Supplemental Schedule
To Accompany 2007 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2007 and 2006

Xerox Corporation Savings Plan
Index
December 31, 2007 and 2006

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Assets Available for Benefits	2

Statement of Changes in Assets Available for Benefits	3

Notes to Financial Statements	4-14

Supplemental Schedule

Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)	15

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
the Xerox Corporation Savings Plan
In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2007 and 2006, and the changes in assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 27, 2008

Xerox Corporation Savings Plan
Statements of Assets Available for Benefits
December 31, 2007 and 2006

(in thousands)	2007	2006
Assets
Investment interest in Master Trust at fair value (Note 4)	$4,570,441	$4,563,726
Participant loans receivable	70,270	69,717
Employer contributions receivable	11,704	11,412
Employee contributions receivable	1,653	1,648

Total assets	4,654,068	4,646,503
Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts (Note 2)	35,592	(974)

Assets available for benefits	$4,689,660	$4,645,529

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Statement of Changes in Assets Available for Benefits
Year Ended December 31, 2007

(in thousands)
Additions to assets attributed to
Contributions Participant	$167,246
Employer	49,088
Rollovers (from RIGP and ESOP) (Note 6)	70,344
Rollovers	3,153

Total contributions	289,831

Net appreciation from plan interest in Master Trust, net of administrative expenses	208,797
Interest income on participant loans	5,630

Total additions	504,258

Deductions from assets attributed to
Benefits paid to participants	486,437

Total deductions	486,437

Net increase prior to transfer	17,821
Transfer from Xerox Global Services, Inc. 401(k) Plan (Note 1)	26,310

Net increase	44,131

Assets available for benefits
Beginning of year	4,645,529

End of year	$4,689,660

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the “Plan”) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the “Company”) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

On December 7, 2007, assets of the Xerox Global Services, Inc. 401(k) Plan were merged into the Xerox Corporation Savings Plan. Effective January 1, 2006, participants of the Xerox Global Services Inc. 401(k) Plan began participating in the Plan.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the Plan year may make an additional catch-up contribution up to $5,000. Participants direct the investment of their contributions into various investment options offered by the Plan. For participants whose employment commencement date was prior to January 1, 2005, the Company matched 50% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (“IRS”) 401(k) elective deferral limit.

For participants whose employment commencement date is on or after January 1, 2006, the Company matched 83-1/3% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 5% of annual pay up to the IRS 401(k) elective deferral limit in 2006. For these participants, the maximum match will increase to 100% of before-tax savings contributions (up to 6%), which equals a maximum match of 6% of annual pay in 2007 and beyond up to the IRS 401(k) elective deferral limits.

To be eligible to receive the matching company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability or layoff) in which the contribution is made by the Company.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

Investment Options

Plan participants are able to direct the investment of their plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. Prior to June 28, 2007, the investment options consisted of three tiers of funds (Tier I, II and III); each tier consisted of several underlying funds with various levels of market risk and returns. The options

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
consisted of several balanced funds, a Company stock fund, several other stock funds, a bond fund, and a marketplace window (investment options in mutual funds). Beginning on June 28, 2007, a new investment fund line-up was introduced by the Plan, including 10 Lifecycle Funds and 13 Focused Strategy Funds that include passive and actively managed options. The Company stock fund continued as an investment option of the Plan.

Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years, and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Prior to June 27, 2007, the interest rate was equal to the Citibank commercial prime rate at the close of business on the last working day of the previous quarter plus 1%. Principal and interest payments on the loans are redeposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates ranged from 8.25% to 9.25% at December 31, 2007 and 2006, with loans maturing at various dates through 2020.

Administration

The Plan Administrator is appointed by the Vice President of Human Resources and is responsible for the general administration of the Plan and for carrying out the plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Hewitt Associates is the record keeper of the Plan.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Contributions

Contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the “Master Trust”). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options there are certain Master Trust investments in which the Plan does not invest.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund at year-end. Common and preferred stock and fixed income securities are stated at fair value based on published market prices. The fair value of the common collective trusts is determined periodically by the Trustee based on current market values of the underlying assets of the fund. Limited partnerships and hedge funds are valued at estimated fair value based on audited financial statements. Real estate trusts are valued at estimated fair value based on information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant loans receivable are valued at cost which approximates fair value.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

As described by Financial Accounting Standards Board Staff Position, FSP AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), collective trusts relating to fully benefit responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under terms of the Plan. As required by the FSP, the Statement of Assets Available for Benefits represents the fair value of the Mater Trust’s investment in the collective trust and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.

The Plan adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”), as required, on January 1, 2007. FIN 48 requires the Plan sponsor to determine whether a tax position of the Plan is more likely than not to be sustained upon examination by the

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement which could result in the Plan recording a tax liability that would reduce net assets. FIN 48 must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to net assets as of January 1, 2007.

Based on its analysis, the Plan sponsor has determined that the adoption of FIN 48 did not have a material impact to the Plan’s financial statements upon adoption.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (the “Standard”). The Standard defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of the Standard will have on the financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”), which expands the disclosures requirements in FASB Statement No. 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact of the adoption of these accounting pronouncements on the Plan’s financial statements and related disclosures.

3.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated August 28, 2002, covering plan amendments through October 30, 2001, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
4.	Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2007	2006
Xerox Corporation Savings Plan	51.0%	51.0%

The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE	3.2%	3.2%

Xerox Corporation Retirement Income Guarantee Plan	42.1%	42.1%

Retirement Income Guarantee Plan of Xerox Corporation and The Xerographic Division, UNITE HERE	3.7%	3.7%

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
The following financial information is presented for the Master Trust.
Statements of Net Assets of the Master Trust is as follows:

(in thousands)	2007	2006
Assets
Investments at fair value (including securities on loan of $ 177,997 and $604, respectively)
At quoted market value
Short-term investments	$16,075	$1,754
Fixed income investments	132,757	2,130
Xerox common stock fund	219,375	254,541
Registered investment companies	17,933	522,772
Common and preferred stock	824,097	155
Common collective trusts	7,354,843	7,778,025
At estimated fair value
Interests in real estate trusts	121,245	80,591
Investment of securities lending collateral	183,681	617
Interest in partnerships/joint ventures	333,840	283,825
Interest in hedge fund	49,037	44,699
Unrealized gain (loss) on foreign exchange receivable	(2,527)	(5,592)
Unrealized gain (loss) on foreign exchange payable	(5,005)	5,828
Other	69	—
Receivables
Accrued interest and dividends	3,948	147
Receivable for securities sold	9,008	66,353
Other receivables	—	2

Total assets	9,258,376	9,035,847

Liabilities
Payable for securities purchased	27,308	83,939
Payable for collateral on securities loaned	183,681	617
Other	2,083	780

Total liabilities	213,072	85,336

Net assets of the Master Trust available for benefits*	$9,045,304	$8,950,511

* Represents net assets at contract value

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
Statement of Changes in Net Assets of the Master Trust is as follows for the year ended December 31, 2007:

(in thousands)

Additions (deductions) to net assets attributable to
Investments
Interest and dividends	$26,429
Net appreciation of investments	549,975
Net appreciation on futures	12,926
Net depreciation on foreign currency	(11,937)
Other	11,339

Total additions from investments	588,732

Deductions from net assets attributable to
Net transfers out of Master Trust	439,226
Administrative expenses	54,713

Total deductions	493,939

Net increase in net assets available for benefits	94,793

Net assets available for benefits
Beginning of year	8,950,511

End of year	$9,045,304

The Fiduciary Investment Review Committee (“FIRC”) has responsibility and discretionary authority for establishing and overseeing the overall investment strategy for the Master Trust investments and the Finance Committee of the Xerox Board of Directors oversees FIRC. Effective June 22, 2007, General Motors Asset Management was no longer retained as the manager of the 401(k) investment funds and management of the assets is now the responsibility of the Trust Investments Group within Xerox Corporation.
During 2007, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated in value as follows for the year ended December 31, 2007:

(in thousands)

Investments at quoted market value
Fixed income investments	$4,241
Registered investment companies	(3,202)
Common and preferred stock	(43,948)
Common collective trusts	515,905
Xerox common stock fund	(8,962)

Investments at estimated fair value
Interests in real estate trusts	20,922
Interest in hedge fund	4,588
Interest in partnerships/joint ventures	60,431

Net appreciation	$549,975

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
5.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures and forward currency contracts. When engaging in forward currency contracts, there is exposure to credit loss in the event of nonperformance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments.

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2007 and 2006, the value of currencies under forward currency contracts represent less than 1% of total investments.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
A summary of open forward currency contracts of the Master Trust at December 31, 2007 and 2006 is presented below:

(in thousands)	2007			2006
Currency			Unrealized			Unrealized
Type		Notional	Appreciation/		Notional	Appreciation/
Purchased	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Australian Dollar	7/20/07-12/12/07	$87,012	$(1,626)	1/29/07-2/14/07	$52,191	$1,183
Canadian Dollar	11/2/07-12/28/07	25,509	(246)	2/14/2007	38,094	(1,434)
Euro	7/20/07-12/28/07	204,621	2,572	1/29/07-2/14/07	232,806	3,054
Japanese Yen	7/24/07-12/28/07	180,965	2,086	1/29/07-2/14/07	395,513	(13,921)
Pound Sterling	7/20/07-12/11/07	97,636	(3,531)	1/29/07-2/14/07	135,679	3,134
Swiss Franc	8/6/07-12/28/07	44,589	(261)	1/29/07-2/14/07	65,864	(388)
Norwegian Kroner	11/5/07-12/31/07	76,762	(1,411)	2/14/2007	16,457	119
Swedish Kroner	11/8/07-12/31/07	21,974	(193)	2/14/2007	63,125	1,591
N. Zealand Dollar	11/15/07-12/4/07	10,679	98	2/14/2007	24,129	804
Singapore Dollar	11/13/2007	1,198	4	2/14/2007	16,621	266
Hong Kong Dollar	10/5/07-12/12/07	6,342	(19)		—	—

		$757,287	$(2,527)		$1,040,479	$(5,592)

Currency			Unrealized			Unrealized
Type		Notional	Appreciation/		Notional	Appreciation/
Sold	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Australian Dollar	7/27/07-12/12/05/07	$68,683	(630)	1/29/07-2/14/07	$40,968	(1,436)
Canadian Dollar	11/7/07-12/14/07	52,320	1,470	2/14/2007	81,260	2,336
Euro	8/14/07-12/20/07	234,092	(4,373)	1/29/07-2/14/07	228,100	(6,076)
Japanese Yen	7/20/07-12/28/07	275,076	(4,482)	1/29/07-2/14/07	570,881	13,605
N. Zealand Dollar	11/7/07-12/17/07	18,588	(71)	2/14/2007	18,120	(926)
Pound Sterling	8/8/07-12/27/07	134,117	2,707	1/29/07-2/14/07	37,980	(761)
Swiss Franc	7/20/07-12/28/07	73,754	(603)	1/29/07-2/14/07	74,466	(605)
Norwegian Kroner	11/7/07-12/3/07	10,606	18	2/14/2007	3,097	(130)
Swedish Kroner	11/5/07-12/24/07	65,615	933	2/14/2007	7,474	(128)
Singapore Dollar	11/6/07	955	(3)	2/14/2007	4,638	(64)
Hong Kong Dollar	7/20/07-12/4/07	12,751	29	1/29/07-2/14/07	5,035	13

		$946,557	$(5,005)		$1,072,019	$5,828

Futures Contracts
The Master Trust may use equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Fund will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year. Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2007 and 2006, the unrealized gains/losses on future contracts represent less than 1% of total investments.

A summary of open equity and fixed income futures of the Master Trust at December 31, 2007 and 2006 is presented below:

	2007		2006
	Long		Long
	Contracts	Notional Value	Contracts	Notional Value
S&P Mini Index Future	85	$6,278,313	118	$8,428,150

US Treasury Notes 10 yr Future	1,035	117,359,297
US Treasury Notes 5 yr Future	6,575	725,099,219
US Treasury 2 yr Future	925	194,481,250
US Treasury Bond 30 yr Future	5,555	646,463,125

	14,175	$1,689,681,204

Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the subadvisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral is invested in the State Street Navigator Securities Lending Prime Portfolio.

All collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2007 and 2006 was $183,681,374 and $617,253, respectively. The market value of the loaned securities is determined at the close of business of the portfolio and any additional required collateral is delivered to the portfolio the next business day. The market value of the loaned securities at December 31, 2007 and 2006 was $177,997,084 and $603,596, respectively. During the loan period, the portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $471,827 for the year ended December 31, 2007. The income from securities lending is included in the Other Income line item on the Statement of Changes in Net Assets of the Master Trust.

6.	Related Party Transactions

The Plan, along with The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE (the “Plans”), invests in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2007, the Plan purchased common shares in the Fund in the approximate amount of $22,086,000, sold common

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2007 and 2006
shares in the Fund in the approximate amount of $48,290,000, and had net depreciation in the Fund of approximately $8,962,000. The total value of the Plan’s investment in the Fund was approximately $219,375,000 and $254,541,000 at December 31, 2007 and 2006, respectively. During 2007, dividends paid on Xerox Corporation common shares amounted to $577,365. These transactions, as well as participant loans, qualify as party-in-interest transactions. In addition, certain funds are managed by an affiliate of the trustee and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plan (“RIGP”) and the Xerox Corporation Employee Stock Ownership Plan (“ESOP”), and these transactions qualify as party-in-interest.
7.	Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

8.	Litigation

Patti v. Xerox Corporation et al

A class was certified in an action originally filed in the United States District Court for the District of Connecticut on July 1, 2002 against Xerox Corporation alleging violations of the Employee Retirement Income Security Act (“ERISA”). Four additional class actions were subsequently filed and the five actions were later consolidated as “In Re Xerox Corporation ERISA Litigation” and a consolidated amended complaint was filed. The purported class includes all persons who invested or maintained investments in the Xerox Stock Fund in the Plans during the proposed class period which begins on May 12, 1997 and allegedly exceeds 50,000 persons. The defendants include Xerox Corporation and the following individuals or groups of individuals: the plan administrator, the Board of Directors, the Fiduciary Investment Review Committee, the Joint Administrative Board, the Finance Committee of the Board of Directors, and the Treasurer. The complaint claims that all the foregoing defendants were fiduciaries of the Plans under ERISA and, as such, were obligated to protect the Plans’ assets and act in the best interest of plan participants. The complaint alleges, among other things, that the defendants failed to do so and thereby breached their fiduciary duties. It does not specify the amount of damages sought. However, it asks that the losses to the Plans be restored. The actions also seek other legal and equitable relief, as well as interest, costs and attorneys’ fees. The defendants deny any wrongdoing and have filed a motion to dismiss the action. On April 17, 2007, the court ruled on the motion to dismiss, granting it in part and denying it in part, and giving the plaintiffs an opportunity to file an amended complaint within 30 days. On May 17, 2007, plaintiffs filed their second consolidated amended complaint. On July 18, 2007, defendants filed an answer to the second Consolidated Amended Complaint, along with a partial motion to dismiss. On August 9, 2007, plaintiffs filed their motion for class certification and on August 31, 2007, opposed the defendants’ partial motion to dismiss. On March 31, 2008, the court denied plaintiffs’ motion for class certification without prejudice against refiling and also denied most of the defendants’ partial motion to dismiss.

In January 2003, the Securities and Exchange Commission filed a complaint against Xerox and its former auditor. The litigation was settled on April 2005 resulting in monies being put into the Xerox SEC Fair Fund by Xerox and its former auditors. In March 2008, the Master Trust received $1,795,560 from the Xerox SEC Fair Fund relating to its portion of the settlement to be allocated between the participating plans in the Master Trust.

Xerox Corporation Savings Plan
Supplemental Schedule
Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)
December 31, 2007

(in thousands)
	Description of Investment
Identity of Issuer,	Including Maturity Date,
Borrower, Lessor,	Rate of Interest, Collateral,		Current
or Similar Party	Par or Maturity Value	Cost	Value
* Investment interest in Master Trust	See Note 4	**	$4,570,441

* Participant loans	Loans to plan participants, maturity dates through July 31, 2020, interest rates from 8.25% to 9.25%, per annum		70,270

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts			35,592

			$4,676,303

*	Party-in-interest.

**	Cost is omitted for participant-directed investments.